EXHIBIT 21.01
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                          SUBSIDIARIES OF DSL.NET, INC.




Cabiai Communications, Inc., a Delaware corporation
(a wholly-owned subsidiary of Tycho Networks, Inc.)

DSLnet Communications Delaware, Inc., a Delaware corporation

DSLnet Communications, LLC, a Delaware limited liability company

DSLnet Communications Puerto Rico, Inc., a Delaware corporation

DSLnet Communications VA, Inc., a Virginia corporation

Tycho Networks, Inc., a Delaware corporation